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                                                                   EXHIBIT 10.21


August 20, 2001

Mark A. Hoffman

Dear Mark:

        In recognition of the important contribution we expect you will make to the success of Charlotte Russe Holding, Inc. (the "Company"), I am pleased to formalize in writing our commitment to you concerning the terms of your employment as Senior Executive Vice President and Chief Operating Officer of the Company. When signed by you, this agreement shall be the sole and exclusive agreement between us pertaining to your employment with the Company.

REPORTING: DUTIES. In your capacity as Senior Executive Vice President and Chief Operating Officer of the Company you will report to the Company's Chief Executive Officer and will be accountable to, and will also have such powers, duties and responsibilities as may from time to time be prescribed by the Chief Executive Officer. You will perform and discharge your duties and responsibilities faithfully, diligently and to the best of your ability. You will devote substantially all of your working time and efforts to the business and affairs of the Company.

BASE SALARY. For the period from the commencement of your employment through September 30, 2002, your annualized based salary shall be $400,000.00, paid $15,384.62 bi-weekly in accordance with the Company's normal payroll. Commencing October 1, 2002, your annualized base salary shall be increased to $420,000.00, paid $16,153.84 bi-weekly in accordance with the Company's normal payroll. Thereafter, beginning in September 2003, and in September for each year thereafter you are employed, the Board of Directors will determine your base salary for the following year. All payments under this paragraph will be reduced by applicable federal and state withholdings.

EXECUTIVE BONUS PLAN. You will be eligible for an annual performance bonus, as determined by the Board of Directors in its sole discretion, based upon your achievement and the Company's achievement of annual performance goals established by the Board of Directors. You will participate in the Executive Bonus Plan for the period beginning October 1, 2001 through September 30, 2002. Under this Plan you will be eligible to earn 50%75%100% of your gross salary (which will coincide respectively with the Company achievement of a min/mid/max EBITDA performance goal). This EBITDA goal is established by the Board of Directors, in its sole discretion. Notwithstanding the foregoing, for the fiscal year ending September 30, 2002 only, you will receive a guaranteed bonus of no less than $100,000.00. In order to receive this guaranteed bonus payment, you must be actively employed at the completion of the Company's 2002 fiscal year, which is September 30, 2002.

STOCK OPTIONS. Upon commencement of your employment, you will receive 175,000 options to purchase Company common stock at the closing NASDAQ price on your first day of employment. These options are subject to a 5-year vesting schedule and exercisable only in accordance with the terms of our written Plan. You will receive a copy of this Plan upon commencement of your employment. You are eligible for accelerated vesting in the event of your termination as set forth below.

RELOCATION. You will receive a maximum reimbursement of $150,000.00 for the reasonable cost of moving your personal belongings and other reasonable moving related expenses, including closing costs associated with the sale of your current residence and the closing costs incurred as you purchase a new residence. These relocation benefits must be claimed within 12 months of your commencement of employment, and you must be actively employed as of the date you incur these expenses. To the extent that any of these relocation reimbursements are taxable to you, they will be "grossed-up" accordingly.

AUTO ALLOWANCE. You will receive a monthly auto allowance of $750.00 (gross).

LIFE INSURANCE. Upon evidence of insurability, we will provide you with a $500,000.00 term life insurance policy at a maximum annual cost of $5,000 to be paid by the Company.


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BENEFITS. You will receive 2 weeks of paid vacation per year (in accordance with the Company's vacation policy), to be taken at such times as you and Company mutually agree upon. You will be eligible to participate in all benefit and welfare plans made generally available to senior management executives of the Company, as in effect from time to time, in accordance with the terms and conditions of said plans. You understand and agree that the Company, at its sole discretion, may alter, amend or entirely delete such plans or benefits.

TERM OF EMPLOYMENT AND SEVERANCE. You understand and agree that this agreement is not meant to constitute a contract of employment for a specific term, and consequently your employment will be "at-will". What this means is that either you or the Company may terminate your employment at any time, without notice and with or without "Cause" (as defined herein). If the Company terminates your employment for Cause, or you terminate your employment, the Company's only obligation to you under this agreement will be to continue to pay your base salary through the date of termination and pay to you any unused earned vacation as of the last date of your employment. If, however, the Company terminates your employment for any reason other than for Cause, including your death or disability, the Company will continue to pay your then current base salary for a period of one year following such termination as a severance allowance (and will make these severance payments to your beneficiary in the event of your death). In addition, if the Company terminates your employment as a result of a "Change of Control" (as defined herein), all of your outstanding stock options which are not then exercisable shall immediately become exercisable. There are certain pre-conditions which must be met in order for you to receive any severance payment under this agreement. First, you must sign a general release agreement in favor of the Company. Second, you must abide by all terms of this agreement. The Company shall have the right to cease making severance payments under this agreement in the event you breach any provision of the agreement. You will not be entitled to any fringe benefits following termination of employment, except as specifically provided in writing in the applicable benefit plan or policy.

For purposes of this agreement, "Cause" means: (i) willful breach of duty, gross neglect of duty, gross carelessness or gross misconduct in the performance of your duties; (ii) commission of a felony or other crime involving moral turpitude; (iii) commission of any act of dishonesty involving the Company; (iv) the unauthorized disclosure of material privileged or confidential information related to the Company or its employees, except as may be compelled by legal process or court order; (v) the commission of a willful act or omission which violates material Company policy, procedures, or otherwise constitutes unethical or detrimental business conduct; (vi) alcohol or controlled substance abuse that materially impacts the performance of your duties; or (vii) any other willful act or omission which, in the sole opinion of the Board of Directors of the Company has, or is likely to have, a material adverse impact upon the Company or its reputation; provided, however, that with respect to the first occurrence of any of the acts specified in clauses (i), (v), (vi) and (vii) above, you will have an opportunity to cure such act, violation or condition after receiving written notice from the Company. The amount of time to cure such act, violation or condition shall be in the sole discretion of the Company.

For purposes of this agreement, "Change of Control" means the merger or consolidation of the Company with or into, or the sale of all or substantially all the assets of the Company to, another entity or group of entities where at least 50% of the combined voting power of the continuing, surviving or acquiring entity's outstanding securities immediately after such merger, consolidation, or acquisition is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization, or (ii) the acquisition, directly or indirectly, of capital stock representing more than 50% of the voting power of the then outstanding shares of the Company's capital stock by any person or persons acting as a group; provided, however, that a Change of Control shall not include any merger or consolidation with or into, any sale of assets to, or any acquisition of capital stock by funds advised by Saunders Karp & Megrue, L.P. or any entity controlled by such funds.

RESTRICTED ACTIVITIES. During the term of your employment with the Company, you will not, directly or indirectly, be connected as an officer, employee, Board member, consultant, advisor, owner or otherwise (whether or not for compensation) with any business which competes with any business of the Company or its subsidiaries in any area where such business is then being conducted or actively planned by the Company or a subsidiary. During the term of your employment with the Company, and for a period of two years thereafter, you will not, and you will not assist any other person or entity to, hire or solicit the employment of any employee of the Company or any of its subsidiaries (or any person who in the prior six months was such an employee) or otherwise seek to induce any such employee to terminate his or her employment with the Company or any of its subsidiaries. Other than in connection with the performance of your duties for the Company, you will not disclose to any person or entity any information obtained by you while in the employ of the Company, the disclosure of which may be adverse to the interests of the Company, or use any such information to the detriment of the Company. You understand that your commitments in


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this paragraph are in exchange for the Company's commitments to you herein, and that the restrictions contained in this section of this agreement apply even after your employment terminates, regardless of the reason for such termination.

MISCELLANEOUS. The headings in this agreement are for convenience only and do not affect the meaning hereof. This letter constitutes the entire agreement between the Company and you, and supersedes any prior communications, agreements and understandings, whether written or oral, with respect to your employment and compensation and all matters pertaining thereto. This agreement shall be governed by and construed in accordance with the law of the State of California. Should any action or proceeding be brought to construe or enforce the terms and conditions of this agreement, the losing party will pay to the prevailing party all court costs and reasonable attorneys' fees and costs incurred in such action or proceeding.

PARTIAL INVALIDITY. If the application of any provision of this agreement is held invalid or unenforceable, the remaining provisions shall not be affected , but will continue to be given full force and effect as if the part held invalid or unenforceable had not been included.

DISPUTES. Any dispute between the Company and you concerning the meaning or interpretation of this Agreement, or any alleged breach thereof, shall be resolved in a binding arbitration to be conducted in San Diego, California before a single neutral arbitrator to be selected by the parties from a list of arbitrators on the Employment Dispute Panel of the Judicial Arbitration and Mediation Service ("JAMS"). Arbitration shall be initiated by the party desiring arbitration by serving written notice to the other. Said arbitration shall be conducted no later than 120 days following the date of said written notice, absent the written agreement of the parties otherwise. The prevailing party in such an arbitration shall be entitled to costs of suit and attorneys' fees, in addition to any award by the arbitrator.

ACCEPTANCE. In accepting the terms and conditions reflected in this agreement, you represent that you have not relied on any agreement or representation, oral or written, express or implied, that is not set forth expressly in this letter. If this letter reflects our understanding and meets with your approval, please sign and return it to me, whereupon it shall become a binding agreement between the Company and you. We wish you every success in this new position.

Very truly yours,

Charlotte Russe Holding, Inc.


By: /s/ BERNARD ZEICHNER
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    Bernard Zeichner
    Chairman and Chief Executive Officer

Dated: August 20, 2001                          Accepted and Agreed To:


                                                /s/ MARK A. HOFFMAN
                                                --------------------------------
                                                    Mark A. Hoffman



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